Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Nos. 333-120228, 333-133394 and 333-196207 on Form S-8 of Intersections Inc. of our report dated March 27, 2017, relating to the consolidated financial statements and financial schedule of Intersections Inc. appearing in the Annual Report on Form 10-K of Intersections Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

March 27, 2017